CONSENT OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP


The Board of Directors
NELNET Student Loan Corporation-2

We consent to the use of our name in the registration statement of NELNET Student Loan Corporation-2 to which this consent is attached which is being filed solely for the purpose of increasing by 20% the amount of securities offered pursuant to the registration statements described therein.


/s/ BALLARD SPAHR ANDREWS & INGERSOLL, LLP


March 8, 2002